ATRINSIC

MASTER SERVICES AGREEMENT

This Master Services Agreement is made as of March 26, 2010 and effective as of July 1, 2009 (“Effective Date”), between:

(1)           Atrinsic, Inc., a Delaware corporation, with its principal place of business located at 469 7th Avenue, 10th Floor, New York NY 10018 (“Atrinsic”) and

(2)           Brilliant Digital Entertainment, Inc., a Delaware corporation whose principal place of business is located at 12711 Ventura Boulevard, Suite 210, Studio City, California 91604 (together with and on behalf of its subsidiaries, including but not limited to Altnet, Inc., a Delaware corporation,  “BDE”).

Atrinsic and BDE may be referred to herein individually as a “Party” or jointly as the “Parties”.

WHEREAS, Atrinsic is engaged in the business of providing mobile messaging and Billing Method (as defined herein) services;

WHEREAS, BDE desires to create a new online channel, product and service providing its end-users, buyers and customers with content subscription services to be billed through a Billing Method aggregator providing billing and collection services; and

WHEREAS, BDE desires to engage Atrinsic to perform certain messaging, billing and collection services in connection with BDE’s content subscription service.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions and Interpretation

1.1.	The following Definitions shall apply to this Agreement:

1.1.1.
“Affiliates” of a Party shall mean any corporation, company, or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or managing authority) are owned, directly or indirectly (beneficially or of record) or controlled by such Party for so long as such control exists;

1.1.2.
“Agreement” shall mean this Master Service Agreement and any Service Order Forms executed among the Parties, as such may be amended or supplemented from time to time by written agreement of the Parties;

1.1.3.
“Allocated Number” means any specific telephone or text number or code (such as a short code) to be entered by Subscribers, allocated to the BDE for the BDE Services, either dedicated to the BDE or to be shared with one or more other customers of Atrinsic;

1.1.4.
“Ancillary Websites” means the websites, other than the Website or any other website operating under the BDE brand, offering, referring or in any way advertising or marketing the Website or BDE Services;

1.1.5.	“Atrinsic Data” means data, which is provided or generated in the course of Atrinsic’s provision of the Atrinsic Services, excluding BDE Data;

1.1.6.
“Atrinsic Rights” means all Intellectual Property Rights owned by or licensed to Atrinsic prior to or after the Effective Date, including but not limited to those Intellectual Property Rights involved in any aspect of the Atrinsic Services, the Platform or any device, software or data used in connection therewith, including without limitation the Atrinsic Data;

1.1.7.
“Atrinsic Services” means Billing Method services and/or other services set forth in Section 2 of this Agreement or a Service Order Form provided by Atrinsic to BDE in accordance with Section 2 of this Agreement;

1.1.8.
“Billing Method” means LEC, credit card, mobile and/or other direct to consumer billing and collection methods as agreed between the Parties from time to time through which Subscribers are billed for the Subscription Service.

1.1.9.
“Billing Operator” means any (i) mobile network operator, (ii) LEC operator, (iii) credit card company, or (iv) other third party which is directly or indirectly engaged in the performance of any of the Atrinsic Services or the BDE Services;

1.1.10.	“Billing Operator Change” means any change in the services, prices, conditions or terms for services provided to Atrinsic or the BDE by a Billing Operator;

1.1.11.	“Change” shall mean a Change in Law or a Billing Operator Change;

1.1.12.	“Change in Law” shall mean the enactment or amendment of any law or regulation by any Governmental Body after the Effective Date;

1.1.13.	Intentionally deleted;

1.1.14.
 “BDE Content” means any information, data, files, or messages, including any Content (as defined in Section 3.1.1) provided by or on behalf of the BDE, any Third Party Provider, or a Subscriber using BDE Services for (i) transmission by Atrinsic, directly or indirectly, to a Billing Operator or Subscribers or (ii) transmission to the BDE, any Third Party Provider or a Subscriber in connection with the Subscription Service;

1.1.15.	“BDE Data” means data relating to the BDE Services or use of the BDE Services, which is provided by BDE or generated in the course of Atrinsic’s provision of the Atrinsic Services;

1.1.16.
 “BDE Rights” means all Intellectual Property Rights owned or licensed by BDE, including but not limited to those Intellectual Property Rights involved in any aspect of the BDE Services, including, without limitation, the BDE Data;

1.1.17.	“BDE Services” means the service(s) operated or offered by BDE for providing the Subscription Service to Subscribers, including the distribution and/or transmission of any BDE Content;

1.1.18.	Intentionally deleted;

1.1.19.
 “Intellectual Property Rights” means all copyright (including but not limited to rights in computer software), patents, trademarks, trade names, trade secrets, registered and unregistered design rights, database rights and topography rights, all rights to bring an action for passing off, any other similar form of intellectual property or proprietary rights, statutory or otherwise, whether registrable or not and shall include applications for any of them, all rights to apply for protection in respect of any of the above rights and all other forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

1.1.20.	“Governmental Body” means any foreign, federal, state, municipal, political subdivision or other governmental department, commission, regulatory authority or board, bureau, agency or instrumentality;

1.1.21.	“LEC” means a local exchange carrier;

1.1.22.	“Marketing Services Agreement” means that certain Marketing Services Agreement of even date herewith between BDE and Atrinsic;

1.1.23.	“Outpayment” shall have the meaning set forth in Section 5.1;

1.1.24.
 “Platform” means the application services platform(s), and associated systems and network connections, owned and operated by Atrinsic or by suppliers or partners of Atrinsic, which is used to provide the Atrinsic Services;

1.1.25.	“Protocol Specification” means the protocols to be used by the BDE in order to access the Atrinsic Services, as notified by Atrinsic to the BDE from time to time;

1.1.26.	“Service Interface” means the method to be used by the BDE to connect to the Platform;

1.1.27.	“Service Order Form” means any documents regarding the Atrinsic Services to be provided hereunder agreed to between the Parties in a writing that is made a part of this Agreement from time to time;

1.1.28.	“Subscriber” means any end-user, customer or other buyer of the Subscription Service;

1.1.29.	“Subscription Service” means the music subscription service offered by the BDE on Website which requires the payment of a recurring subscription fee;

1.1.30.
 “Taxes” means any federal, state, local or foreign government tax, fee, duty, surcharge, or other tax-like charge that is required by applicable law to be collected from BDE by Atrinsic or payable by Atrinsic in connection with the BDE Services or Atrinsic Services (excluding any taxes based on Atrinsic’s income);

1.1.31.	“Term” means the duration of this Agreement, as set forth in Section 10.1 of this Agreement;

1.1.32.	“Third Party” means any and all persons or entities not a Party to this Agreement;

1.1.33.	“Third Party Provider” means any Third Party that has entered into an agreement with BDE to provide any or all of the BDE Services; and

1.1.34.	“Website” means the website, located at www.kazaa.com, operated by or for BDE to market and/or provide or otherwise make available the BDE Services.

1.2.	Headings are included in this Agreement for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.3.	Unless the context otherwise requires, the singular includes a reference to the plural and vice versa.

2.	Atrinsic Responsibilities

2.1	During the Term, Atrinsic, or a Third Party directed by Atrinsic, will:

2.1.1
Use commercially reasonable efforts to provide the Atrinsic Services to BDE within North America (the particular territories to be serviced within North America and the Billing Operators to be utilized therein are to be determined by mutual agreement of the Parties) and Atrinsic shall comply with all applicable foreign, federal, state and local laws, rules and regulations in providing the Atrinsic Services;

2.1.2	Use commercially reasonable efforts to operate any online storefront of the BDE Services on the Website or any Ancillary Websites as described in the applicable Service Order Form;

2.1.3
Use commercially reasonable efforts to provide Billing Method services and manage Billing Method-related relationships including, but not limited to, applicable Billing Operators and aggregators as described in the applicable Service Order Form;

2.1.4
Use commercially reasonable efforts to manage all messaging services in compliance with all applicable FTC Rules and Regulations, the CAN-SPAM Act, the standards of practice established by the Mobile Marketing Association from time to time (“MMA Guidelines”) and other applicable state and federal laws, each as amended and current at the time of the applicable messaging;

2.1.5	Use commercially reasonable efforts to manage all first level customer care, as may be determined by mutual agreement of the Parties from time to time, provided to Subscribers;

2.1.6
And hereby does grant to BDE with a limited, non-exclusive, non-transferable (except as provided in Section 7.2 hereof) and royalty-free license, to use the Platform for all BDE Services in compliance with this Agreement;

2.1.7	Use commercially reasonable efforts to promptly notify BDE of Billing Operator Changes following Atrinsic’s notification by the Billing Operator of the Billing Operator Change; and

2.1.8	Provide BDE, on a daily basis, with data pertaining to the volume of Subscriber confirmed subscribed, message confirmed received by a Billing Operator and users confirmed successfully billed.

2.2
During the Term, Atrinsic will be responsible for obtaining all short codes to be used in connection with the Atrinsic Services provided to BDE.  As between Atrinsic and BDE, Atrinsic shall exclusively own all right, title and interest in and to all such short codes and during the Term all rights to use and exploit short codes will be for the benefit of the BDE Services.  Upon expiration or any termination of the Agreement, Atrinsic shall be entitled to continue use of such short codes with another content services provider; and

2.3
Subject to the representations and warranties of BDE contained herein and BDE’s performance of its obligations hereunder, Atrinsic will ensure that its collection, access, use and disclosure of Subscriber information shall comply with all applicable foreign, federal, state, and local laws, rules and regulations as they may be amended from time to time, including without limitation (i) the Federal Communications Commission’s Customer Proprietary Network Information rules and regulations implementing 47 USC 222 (the CPNI rules) (ii) the California Online Privacy and Disclosure Act of 2003, and (iii) laws governing marketing by telephone, direct mail, e-mail, wireless text messaging, fax , and any other mode of communication (collectively, “Privacy Laws”). Atrinsic shall at all times perform its obligations hereunder and make available the Atrinsic Services in such a manner as not to knowingly cause Atrinsic to be in material violation of any applicable laws or regulations, including any Privacy Laws.  For purposes of its obligations under this Section 2.3, the acts or omissions of Atrinsic’s employees, agents, representatives, contractors other than BDE and Airarena Pty Ltd., subcontractors, or Affiliates (and such Affiliates’ employees, agents, representatives, contractors, or subcontractors) shall also be deemed the acts or omissions of Atrinsic.

2.4	During the Term, Atrinsic shall not solicit licenses to Content from the Labels.

3	Conditions to Atrinsic Provision of Atrinsic Services to BDE

3.1	During the Term, BDE, or a Third Party Provider directed by BDE, will:

3.1.1
Provide at its own expense, all necessary rights and licenses from content owners (the “Labels”) for music, audio and other content files and offerings (the “Content”) to be provided as part of the Content Services. BDE shall thereafter supply said licensed content as part of the Subscription Services;

3.1.2	Be responsible for integrating, incorporating and making available on the Website all Content in connection with the Content Services;

3.1.3	Report and pay to the Labels all royalties, licenses, fees and expenses related to the licensed Content (“Royalties”);

3.1.4	Be responsible for obtaining any and all rights necessary to provide BDE Services within the agreed territories and with the agreed Billing Operators;

3.1.5
Conform to the Protocol Specification for the relevant Service Interface as provided to BDE by Atrinsic from time to time.  Atrinsic will notify BDE at least thirty (30) days in advance of any change in the Protocol Specification;

3.1.6	Connect only to the Service Interface specified for BDE by Atrinsic using only the names and passwords notified to BDE by Atrinsic from time to time;

3.1.7
Supply complete and accurate instructions and information to Atrinsic to the extent reasonably necessary for the performance of the Atrinsic Services, in accordance with such timescales as Atrinsic may reasonably require;

3.1.8	Promptly notify Atrinsic of Billing Operator Changes following BDE’s notification by the Billing Operator of the Billing Operator Change;

3.1.9
Ensure that the BDE Services and BDE Content shall comply with all applicable foreign, federal, state, and local laws, rules and regulations as they may be amended from time to time, including without limitation those that apply to advertising or marketing practices.  For purposes of its obligations under this Section 3.1.10, the acts or omissions of BDE’s employees, agents, subcontractors, Third Party Providers, representatives or Affiliates (and such Affiliates’ employees, agents or representatives) shall also be deemed the acts or omissions of BDE;

3.1.10
Provide all reasonable assistance to Atrinsic, including providing copies of relevant documentation, books and records, in connection with Atrinsic’s compliance with any requirements or conditions which are at any time imposed by any Governmental Body and which are applicable to or affect the BDE Services, BDE Content and/or the Atrinsic Services;

3.1.11
Provide, subject to reasonable confidentiality protections, any Governmental Body or Atrinsic with such information or material relating to the BDE Services or a future BDE Services as any Governmental Body may reasonably request in order to carry out any investigation in connection with (i) the BDE Services or (ii) BDE's relationship with Atrinsic or with a Third Party Provider.

3.2
BDE will submit a reasonably detailed description of each BDE Service before commercial launch to Atrinsic for Atrinsic’s and each Billing Operator’s review and approval by filling out a form supplied by Atrinsic, in a format determined by Atrinsic, which will assist Atrinsic and the Billing Operators in evaluating whether the BDE Services fulfill the requirements of this Agreement and the requirements of the relevant Billing Operators.  Atrinsic may in its sole and reasonable discretion reject any or all BDE Services submitted for approval.  After the date that Atrinsic notifies BDE in writing of its acceptance of such BDE Service, BDE will not make any changes to such BDE Services without obtaining prior approval from Atrinsic.

3.3
BDE will be solely responsible for its Third Party Providers and subcontractors and their compliance with the terms of this Agreement.  BDE agrees that Atrinsic shall not be responsible for making any payments to any Third Party Provider or BDE subcontractor, except as expressly provided herein.

3.4
BDE will be solely responsible for any legal liability arising out of or relating to the BDE Content and BDE Services (whether transmitted on its own or on any Third Party’s behalf).  If Atrinsic is notified or otherwise becomes aware of BDE Content which violates the material requirements of this Agreement, Atrinsic may (but shall not be required to) investigate the allegation and determine, in its sole and reasonable discretion, whether to send BDE a written request to remove such BDE Content from the BDE Services including a description of the violation of this Agreement resulting from the BDE Content.  If BDE does not dispute the alleged violation and refuses such request or fails to cure the violation within twenty-four (24) hours of receipt of the request, Atrinsic may (but shall not be required to), in its sole and reasonable discretion, immediately block such BDE Content.  Atrinsic shall not be liable for any damages incurred by BDE because of any such action in accordance with this Section 3.4.

3.5
BDE will ensure that its collection, access, use and disclosure of Subscriber information shall comply with all applicable foreign, federal, state, and local laws, rules and regulations as they may be amended from time to time, including without limitation Privacy Laws. BDE shall at all times perform its obligations hereunder and make available the BDE Services in such a manner as not to knowingly cause Atrinsic to be in material violation of any applicable laws or regulations, including any Privacy Laws.  For purposes of its obligations under this Section 3.5, the acts or omissions of BDE’s employees, agents, representatives, contractors other than Atrinsic, subcontractors, Third Party Providers, or Affiliates (and such Affiliates’ employees, agents, representatives, contractors, or subcontractors) shall also be deemed the acts or omissions of BDE.

3.6	Without limiting Section 3.1 above, BDE agrees that BDE and its Third Party Providers will not offer or provide BDE Services that:

3.6.1	To the best of its knowledge, transmit or allow to be transmitted any BDE Content that violates the requirements of any Billing Operator through which BDE Content is transmitted;

3.6.2
To the best of its knowledge, transmit or allow to be transmitted any BDE Content that is false, inaccurate, misleading, unlawful, harmful, threatening, abusive, harassing, tortuous, defamatory, vulgar, obscene, libelous, invasive of another’s privacy, hateful, or racially, ethnically, or otherwise objectionable;

3.6.3	Transmit or allow to be transmitted any BDE Content that it does not have a right to make available under any law or under contractual or fiduciary relationships;

3.6.4
To the best of its knowledge, transmit or allow to be transmitted any Content or any BDE Content, that infringes any Intellectual Property Rights or rights of publicity or privacy of Atrinsic or any third party;

3.6.5	Utilize any unsolicited or unauthorized advertising, promotional materials, “junk mail”, “spam”, or any other forms of solicitation;

3.6.6	Violate the MMA Guidelines;

3.6.7
Interfere with or disrupt the Atrinsic Services or servers or Billing Operator networks connected to the Atrinsic Services, or disobey any requirements, procedures, policies, or regulations of networks connected to the Atrinsic Service;

3.6.8
To the best of its knowledge, transmit or utilize any (a) viruses, worms, Trojan horses, or other code that might disrupt, disable, harm, erase memory, or otherwise impede the operation, features, or functionality of any software, firmware, hardware, wireless device, computer system or network, (b) traps, time bombs, or other code that would disable any software based on the elapsing of a period of time, advancement to a particular date or other numeral, (c) code that would permit any Third Party to interfere with or surreptitiously access any Subscriber personal information, or (d) content that causes disablement or impairment of Atrinsic or Billing Operator services or equipment;

3.6.9	Intentionally or unintentionally violate any applicable local, state, national or international law, or any regulations having the force of law; or

3.6.10
Provide any material support or resources (or conceal or disguise the nature, location, source, or ownership of material support or resources) to any organization designated by the United States government as a foreign terrorist organization pursuant to section 219 of the Immigration and Nationality Act.

4	Other Responsibilities of the Parties

4.1
Neither Party shall make any public announcement regarding this Agreement and/or the subject matter of this Agreement, unless such announcement has been approved in writing in advance by both Parties, provided that such approval shall not be required in the event such public announcement is required by law, including the rules and regulations of the Securities Exchange Commission.

5	Price, Payment and Currency

5.1
Atrinsic shall furnish BDE with monthly invoice reports beginning October 1, 2009 (which such first report shall include all such relevant information for the period beginning on the Effective Date through August 31, 2009) from each relevant Billing Operator showing the payment amounts received by such Billing Operator from Subscribers of the BDE Services and the chargebacks by such Billing Operator for such BDE Services not more than 60 days in arrears as well as an anticipated budget for the following three month period. Atrinsic shall issue a statement to BDE calculating the monthly Net Profit (as defined below), which shall include amounts set forth in Section 5.2, and shall pay to BDE the “Outpayment” which shall equal (i) the actual amount of any Royalties payable to the Labels as a result of the provision of BDE Services under this Agreement monthly without offset, plus (ii) 50% of Net Profit for the applicable period, subject to reduction and offset pursuant to Section 5.3. BDE shall be responsible for calculating and reporting the amount of such Royalties to Atrinsic prior to the payment of any Outpayment.

5.2	“Net Profit” means:

5.2.1	All amounts actually received and collected by Atrinsic from Billing Operators with respect to the BDE Services, plus

5.2.2	All amounts (net of costs as agreed between the Parties) actually received and collected by Atrinsic with respect to any other Kazaa-branded products or services other than the BDE Services, less

5.2.3	Amounts incurred (including any such amounts which were unpaid and/or unrecouped by Atrinsic during any prior months) with respect to:

5.2.3.1	Any Taxes,

5.2.3.2
All verified charges and fees assessed by Third Parties relating to such payments (including, without limitation, those levied by any aggregator, the paying and payee bank or other financial institution or any credit card merchant payment processor) (collectively, the “Charges and Fees”),

5.2.3.3	Any charge or deduction made by any Billing Operator from payments due to Atrinsic relating to BDE Services (collectively, the “Billing Operator Deductions”),

5.2.3.4	Any refunds, rebates, uncollectible amounts, bad debt, fraud, and chargebacks other than Billing Operator Deductions,

5.2.3.5	Any Royalties,

5.2.3.6
All other charges or expenses approved in advance by Atrinsic and BDE and incurred by Atrinsic or advanced by Atrinsic to BDE in connection with the provision of the Atrinsic Services or the BDE Services, including, but not limited to, (i) Third Party charges and advanced funds which were previously invoiced to BDE, (ii) any costs or expenses advanced by Atrinsic to BDE in respect of any costs or expenses incurred in connection with the Management Services Agreement between BDE and Airarena Pty Ltd. (the “Airarena Agreement”), and (iii) any costs or expenses which are preapproved by BDE and incurred in connection with Atrinsic’s provision of support services on behalf of BDE pursuant to Section 6, and

5.2.3.7	Any amounts payable to Atrinsic pursuant to any other agreement between BDE and Atrinsic including the Marketing Services Agreement.

5.3
Payments of any Outpayment may be offset in whole or in part and retained by Atrinsic in the event and to the extent of any amounts that remain outstanding and unpaid to Atrinsic by BDE pursuant to Section 15 hereof.

5.4
During the Term and for two (2) years following the expiration or termination of this Agreement, BDE shall have the right to conduct an inspection and audit, through a designated national independent certified public accounting firm, of relevant records in order to verify the correctness of the Outpayments reported by Atrinsic and Atrinsic shall promptly pay BDE the amount of any underpayment revealed by the audit; provided that, (i) such audits are conducted at reasonable times during regular business hours and with reasonable advance written notice, (ii) such audits are conducted not more than once every year, (iii) BDE shall be responsible for payment of all fees and expenses associated with such audit, unless the auditor finds a discrepancy of greater than ten percent (10%) of the audited amount, in which event Atrinsic shall reimburse BDE the amount of the audit fees and expenses, (iv) and the information and materials reviewed or obtained in such audit shall be protected as Atrinsic’s Confidential Information (as defined in Section 11.1).

5.5
In the event that any Billing Operator or Governmental Body advises Atrinsic that the BDE is or has been in violation of any law or regulation which in good faith is not disputed, through no fault of Atrinsic, Atrinsic shall be entitled to act on any request, recommendation, order or directive by such Billing Operator or Governmental Body to withhold any sums payable to the BDE until the BDE pays to the Billing Operator or Governmental Body (as the case may be) all sums due for payment of fines, penalties, administrative charges or other sums payable to the Billing Operator or Governmental Body or to one or more Subscribers by reason of a final and non-appealable order of a Governmental Body, and, if BDE refuses to pay such amount, Atrinsic shall be entitled to pay the same out of the monies withheld.

5.6
Notwithstanding anything contained herein to the contrary, in no event shall Atrinsic be required to incur any cost, expense, charge or fee hereunder or advance any funds to BDE or any Third Party in respect of any Atrinsic Services, BDE Services or otherwise if greater than $5,000,000 (or such other amount as mutually agreed in writing) remains unrecouped by Atrinsic and/or unpaid to Atrinsic pursuant to Sections 5.2.3 or 5.3 hereof.

6
Subscriber Communications.  Except as expressly provided herein and to the extent such services are not provided by Atrinsic on behalf of BDE:  (a) BDE will be responsible for providing, or arranging for the provision of, all support services with respect to the BDE Services; (b) BDE agrees that it will prominently provide contact information (at a minimum an e-mail address) for BDE’s customer service (i) at the same time and location (i.e. on the same web page or in the same message) as Subscribers register for the BDE Services or otherwise opt-in to receiving BDE Content, and (ii) at a location easily accessible to a Subscriber to allow the Subscriber to access the contact information after the Subscriber has registered for the BDE Services or opted in to receiving BDE Content.  BDE acknowledges that, except as expressly provided herein or to the extent such services are not provided by Atrinsic on behalf of BDE, Atrinsic has no obligation to provide any Subscriber support services.  Atrinsic shall give BDE ninety (90) days prior written notice before Atrinsic may  materially diminish the support services provided on behalf BDE hereunder.   Under such circumstances whereby Atrinsic no longer provides such services on behalf of BDE, if a Subscriber contacts Atrinsic in relation to the BDE Services, Atrinsic shall redirect or transfer such Subscriber to the support facilities of BDE, or, if such a transfer is not, in Atrinsic’s opinion, reasonably practicable, for any reason (including, without limitation, by reason of any unwillingness by the Subscriber to be redirected to the BDE), then Atrinsic may itself provide an initial response to the query or complaint.  Without limiting the foregoing, BDE acknowledges that Billing Operators may levy fees or charges for Subscriber support services relating to BDE Services, regardless of whether the Billing Operator, Atrinsic, or BDE has provided Subscriber support, and that Atrinsic may recover from BDE or offset against amounts payable to BDE hereunder any and all such fees and charges assessed by a Billing Operator.  Further, BDE and Atrinsic acknowledge and agree that Atrinsic may recover any and all preapproved costs and expenses incurred by Atrinsic in providing the services described in this Section in accordance with Section 5.2.3.6 and Section 10.5.

7	Assignment

7.1	This Agreement may not be assigned by a Party without the prior written consent of the other Party.

7.2	Notwithstanding Section 7.1,

7.2.1
Either Party may assign this Agreement and such Party’s rights and obligations hereunder without the consent of the other Party to an Affiliate so long as such Party remains liable for its obligations hereunder.

7.2.2
Either Party may assign this Agreement, and its rights and obligations hereunder, to any Third Party that acquires all or substantially all of such Party’s stock or assets relating to that portion of such Party’s business that is related to the subject matter of this Agreement, provided that the Third Party to whom the Agreement is assigned assumes all of the obligations of the assigning Party under this Agreement.

7.3	Any attempted assignment, delegation, or transfer in contravention of this Section 7 shall be null and void.

8
Amendments to the Agreement as Required by Law or Billing Operators.  The BDE Services, BDE Content and Atrinsic Services are subject to requirements imposed by the relevant Billing Operators, and to laws or regulations imposed by Governmental Bodies, which may change or be amended from time to time.  The Parties agree to work together in good faith to amend the terms of this Agreement that do not comply with any such changes or amendments so that this Agreement complies with such requirements, laws and regulations.

9	Suspension of Service

9.1	Atrinsic may, in its sole discretion, suspend provision of any or all of the Atrinsic Services at any time, but for a period of no longer than thirty (30) days, in the event that:

9.1.1	Atrinsic is entitled to terminate this Agreement pursuant to Section 10.2;

9.1.2
Atrinsic is obliged or advised to comply with an order, instruction, directive or request of a Governmental Body or Billing Operator which necessitates that it do so, in the reasonable judgment of Atrinsic; or

9.1.3	BDE is in material breach of any of its obligations under Section 3 of this Agreement and BDE fails to cure such breach within fifteen (15) days of BDE’s receipt of notice of the breach.

9.2
Atrinsic and the Billing Operators shall have the right (but not the obligation) to access and review BDE Content transmitted through the Atrinsic Services, provided that the Parties acknowledge and agree that Atrinsic has no obligation to review or filter such content, solely as necessary to identify a potential breach of the terms of this Agreement, including Section 3.5. To the extent that Atrinsic discovers an actual or potential breach, Atrinsic may suspend any or all of the Atrinsic Services to BDE for as long as it reasonably deems necessary, in its sole discretion, until Atrinsic determines BDE is not in breach or BDE corrects such non-compliance.

9.3
Where Atrinsic determines, in its discretion, it is practicable to do so, then Atrinsic shall effect any such suspension only in respect of those BDE Services which are affected by the matters referred to in this Section 9. Atrinsic will notify BDE a reasonable amount of time in advance of any suspension of the BDE Services affected under this Agreement.

10	Term

10.1
This Agreement shall become effective as of the date hereof and will, unless sooner terminated as provided below, remain in effect for three (3) years after the Effective Date and will automatically renew for successive one year periods, unless either Party provides written notice of termination at least 90 days prior to the expiration of a term (the “Term”).

10.2
Either Party may terminate this Agreement upon written notice to the other Party immediately, in the event that (i) the other Party becomes insolvent, files a petition in bankruptcy or makes an assignment for the benefit of its creditors; (ii) the other Party materially breaches its obligations under this Agreement and fails to cure the breach within thirty (30) days after receiving written notice; or (iii) one or more of the Billing Operators upon which the provision of Atrinsic Services hereunder is dependent and which account for a substantial portion of the revenues collected from Billing Operators terminates its provision of services to Atrinsic.

10.3	Intentionally deleted.

10.4
Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section and Sections 1, 5.4 (for 2 years only), 10.4, 10.5, 11, 12, 14, 15 and 16 of this Agreement will survive the termination of this Agreement.  Further, any other provisions that by their nature are intended to survive will also survive termination of this Agreement.  Upon termination or expiration of this Agreement, each Party shall use its commercially reasonable efforts to cooperate with the other to effect a smooth and orderly transition.  From the time that a notice of termination is received by either Party until the effective termination date, each Party shall use it commercially reasonable efforts to cooperate fully with any newly appointed Party performing the duties contemplated hereunder.  Any costs and expenses incurred in the transition of services contemplated hereunder shall be borne by BDE.

10.5
BDE’s obligation to pay Atrinsic any and all accrued payment obligations which remain unrecouped and/or unpaid from time to time and/or upon the expiration or termination of the Term for any reason (the “Unrecouped Amounts”) shall survive the termination of this Agreement and shall be secured pursuant to the terms of that certain Security Agreement by and between BDE and Atrinsic of even date herewith.  Such Unrecouped Amounts shall include, but are not limited to (i) any verified and pre-approved charges, including, but not limited to Third Party charges and advanced funds which were previously invoiced to BDE, payable by Atrinsic in connection with the provision of the Atrinsic Services or the BDE Services (including any such charges which were unpaid and/or unrecouped by Atrinsic during any prior periods during the Term), (ii) any costs or expenses incurred in connection with Atrinsic’s provision of support services on behalf of BDE pursuant to Section 6 (including any such charges which were unpaid and/or unrecouped by Atrinsic during any prior periods during the Term), (iii) any costs or expenses paid by Atrinsic on behalf of BDE or advanced to BDE in respect of any costs or expenses incurred pursuant to the Airarena Agreement (including any such charges which were unpaid and/or unrecouped by Atrinsic during any prior periods during the Term and any charges which are payable following the termination of the Airarena Agreement), and (iv) any amounts payable to Atrinsic pursuant to any other agreement between BDE and Atrinsic including, without limitation, the Marketing Services Agreement (including any such amounts which were unpaid and/or unrecouped by Atrinsic during any prior periods during the Term).  All Unrecouped Amounts (if any) remaining upon the expiration or termination of the Term shall be paid by BDE on a monthly basis over a period of six (6) months until repaid against monthly net profit generated by the BDE Services following the end of the Term (the “Tail Period”).  Following the expiration of the Tail Period, any remaining Unrecouped Amounts shall become due and payable by BDE to Atrinsic in full.  Notwithstanding the foregoing, in no event shall BDE be required to pay any Unrecouped Amounts in excess of $2,500,000 in the aggregate (less any other amounts paid to Atrinsic as ‘Unrecouped Fees’ pursuant to the Marketing Services Agreement).

11	Confidentiality

11.1
Confidentiality Obligations.  Each Party agrees to regard and preserve as confidential all information related to the rights and obligations of the other Party under this Agreement and the business and activities of the other Party, their clients, licensors, suppliers and other entities with whom such other Party does business, which may be obtained by such Party from any source or may be developed or disclosed as a result of this Agreement, including the economic and financial terms and conditions contained in or otherwise referenced by this Agreement (the “Confidential Information”).  Each Party agrees to use the Confidential Information of the other Party hereto solely to perform its obligations under this Agreement and not for any other purpose (whether for its own benefit or the benefit of any other Party), agrees to hold the Confidential Information of the other Party hereto in trust and confidence and agrees not disclose Confidential Information of the other Party hereto to any person, firm or enterprise.  Each Party agrees to protect the Confidential Information of the other Party hereto with at least the same security measures (but no less than commercially reasonable security measures) that such Party uses to protect its own Confidential Information or trade secrets.  Even when disclosure is permitted, each Party agrees to limit access to and disclosure of each other Party’s Confidential Information solely to its employees on a “need to know” basis for purposes directly related to the performance of the Party’s obligations hereunder. Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information pursuant to applicable law or regulation or compulsion of proper judicial or other legal process including, without limitation, to satisfy a Party’s public disclosure requirements under state and federal securities laws; provided, however, that, if legally permitted to do so, the disclosing Party shall provide prompt notice of the same prior to such required disclosure such that the other applicable Party may seek a protective order or other appropriate remedy to safeguard, restrict and/or limit the disclosure of such Confidential Information.

11.2
Exceptions.  For purposes of this Agreement, Confidential Information includes, without limitation, information about each Party’s operations, services, trade secrets, proprietary and competitive information, financial information, computer programs, algorithms, application programming interfaces, design, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, customers and other information concerning each Party’s actual or anticipated business, research or development, information that is marked “Confidential” or information which is received in confidence by a Party or for a Party from any other person or entity; provided, however, that information shall not be considered Confidential Information to the extent, but only to the extent that such information (a) is or becomes publicly available through no fault, default or breach of or by the receiving Party, (b) is or was rightfully acquired by the receiving Party from another without restriction or obligation of confidentiality or (c) if such information is or was independently developed by the receiving Party without use of or reference to Confidential Information of the other Party.  The foregoing notwithstanding, either Party may disclose the other Party’s Confidential Information as required by applicable law or regulation or by a valid order of a court or government agency with appropriate jurisdiction over the Parties and the subject matter of the information, but only to the extent of and for the purposes of such law, regulation or order and only after the other Party is afforded a reasonable opportunity, to the extent permitted by law, to oppose such disclosure or seek protection against further disclosure of the information.

11.3
Non Solicitation.  Each Party agrees that during the Term of this Agreement and for a one (1) year period after termination of this Agreement, such Party will not (1) directly or indirectly solicit, induce, encourage or attempt to solicit or induce any employee of the other Party to discontinue his or her employment with such Party; (2) usurp any opportunity of the other Party that such Party becomes aware of from any other Party during the term of this Agreement; or (3) directly or indirectly interfere with, solicit, induce or attempt to influence any person or business that is an account, customer or client of the other Party that such Party becomes aware of from the otherParty except for the benefit of such other Party.

11.4
Upon expiration or termination of this Agreement, each receiving Party shall return or destroy, at the disclosing Party’s election, all Confidential Information of the disclosing Party in the receiving Party’s possession or control, provided, however, that Atrinsic shall be entitled to retain SMS message logs, accounting records and related documentation containing BDE’s Confidential Information for seven (7) years following the date such materials were created.  Subject to the limitations of Section 11.3, the obligations described in this Section 11 shall survive the termination or expiration of this Agreement.

11.5
Both Parties agree that a breach of any of the obligations set forth in this Section 11 would irreparably damage and create undue hardships for the other Party. Therefore, the non-breaching Party shall be entitled to seek immediate court ordered injunctive relief to stop any apparent breach of this Section 11, such remedy being in addition to any other remedies available to such non-breaching Party.

12	Intellectual Property Rights

12.1
Ownership of all Atrinsic Rights shall vest in and remain with Atrinsic. Subject to Section 12.2 and Section 2.1.6, Atrinsic does not by this Agreement grant BDE any right, title, license or interest in or to any Atrinsic Rights, including any software or documentation, or in any related patents, copyrights, trade secrets or other proprietary or intellectual property rights.  BDE shall acquire no rights of any kind in or to any Atrinsic trademark, service mark, trade name, logo or product or service designation under which Atrinsic’s products or services were or are marketed (whether or not registered) and shall not use the same for any reason, except as expressly authorized in writing by Atrinsic prior to such use, but in no event for a period longer than the Term.

12.2
Notwithstanding the foregoing, Atrinsic shall and hereby does license to the BDE for the Term only such use of the Atrinsic Rights as are required by the BDE to use the Atrinsic Services (including any documentation or software which Atrinsic makes available to the BDE for use pursuant to this Agreement) for the Term.

12.3
Ownership of all BDE Rights shall vest in and remain with BDE. Subject to Section 12.4, BDE does not by this Agreement grant Atrinsic any right, title, license or interest in or to any BDE Rights, including any software or documentation, or in any related patents, copyrights, trade secrets or other proprietary or intellectual property rights. Atrinsic shall acquire no rights of any kind in or to any BDE trademark, service mark, trade name, logo or product or service designation under which BDE’s products or services were or are marketed (whether or not registered) and shall not use same for any reason except as expressly authorized in writing by BDE prior to such use, but in no event for a period longer than the Term.

12.4	Notwithstanding the foregoing, BDE shall and hereby does license to Atrinsic only such use of BDE Rights as are required by Atrinsic to provide the Atrinsic Services for the Term.

12.5
Any license granted under this Section 12 as well as Section 2.6 shall be non-transferable (except as provided in Section 7.2 hereof), non-sublicensable, non-exclusive and royalty-free and shall be limited to the Term in respect of the Atrinsic Services or BDE Services to which the license relates and shall be granted only for the purpose of fulfilling the respective Party’s rights and obligations under this Agreement.

12.6	Neither Party shall reverse engineer, decompile or disassemble any software covered by the other Party’s Intellectual Property Rights.

13	Warranties; Disclaimers

13.1	Each Party represents and warrants to the other Party that:

13.1.1	it has the full corporate right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

13.1.2	its execution of this Agreement and performance hereunder do not and will not violate any agreement to which it is a party or by which it is bound; and

13.1.3	when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

13.2
BDE represents and covenants that neither BDE nor any Third Party Provider will access or use the Atrinsic Services, except in accordance with this Agreement, and that the BDE Services and BDE Content will comply with the requirements of Section 3.6 above.

13.3
Notwithstanding anything herein to the contrary, Atrinsic expressly disclaims, and shall have no responsibility or any liability of any kind for transmission errors in, corruption of, or the security of BDE’s data or content carried over wireline or wireless telecommunication providers’ facilities and networks.  Without limiting the foregoing, Atrinsic expressly disclaims and shall in addition have no responsibility or any liability of any kind for the acts or omissions of any Billing Operator in connection with the Atrinsic Services or the BDE Services.

13.4
Notwithstanding anything else in this Agreement to the contrary, Atrinsic’s entire liability and BDE’s sole and exclusive remedy for nonperformance of the Atrinsic Services shall be the termination of this Agreement as set forth in Section 10 of this Agreement.

13.5
EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 13, ATRINSIC DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE ATRINSIC SERVICES AND/OR ATRINSIC RIGHTS, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUIET ENJOYMENT, SATISFACTORY QUALITY, AND ACCURACY.  WITHOUT LIMITING THE FOREGOING, ATRINSIC DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE, AND ATRINSIC EXPRESSLY DISCLAIMS (A) ANY LIABILITY RESULTING FROM ANY SUBSCRIBER OR OTHER MOBILE OPERATOR SUBSCRIBER SENDING MESSAGES TO AN ALLOCATED NUMBER INSTEAD OF ANOTHER NUMBER OR CODE, OR VICE VERSA, AND (B) ANY LIABILITY IN RESPECT OF ANY BDE CONTENT, OR INSTRUCTIONS SUPPLIED BY BDE THAT ARE INCORRECT, INACCURATE, ILLEGIBLE, OUT OF SEQUENCE, OR IN THE WRONG FORM, OR ARISING FROM THEIR LATE ARRIVAL OR NON-ARRIVAL, OR ANY OTHER ACT OR OMISSION OF BDE OR ANY OF ITS CUSTOMERS.

13.6
EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 13, BDE DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE BDE SERVICES AND/OR BDE RIGHTS, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUIET ENJOYMENT, SATISFACTORY QUALITY, AND ACCURACY.  WITHOUT LIMITING THE FOREGOING, BDE DOES NOT WARRANT THAT THE BDE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE.

14
Limitation of Liability  EXCEPT TO THE EXTENT OTHERWISE PROVIDED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ITS OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY OR INCIDENTAL DAMAGES OR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR LOSS OF USE EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING, (II) THE COST OF PROCURING SUBSTITUTE PRODUCTS OR SERVICES OR (III) ANY AMOUNT IN EXCESS OF THE AGGREGATE AMOUNTS PAID OR PAYABLE TO BDE UNDER THIS AGREEMENT DURING THE TWELVE (12)-MONTH PERIOD PRIOR TO THE DATE ON WHICH THE CLAIM OR CAUSE OF ACTION RESULTING IN LIABILITY AROSE. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY WITH RESPECT TO EITHER PARTY’S CONFIDENTIALITY AND INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

15	Indemnity

15.1 BDE, at its own expense, shall indemnify, defend, and hold Atrinsic, its Affiliates, and their respective employees, officers, directors, representatives and agents harmless from and against any and all losses, damages, liabilities, settlements, costs and expenses (including attorneys’ fees and other legal expenses) arising out of or related to any claim, demand, suit, action, or proceeding initiated by a Third Party arising out of or relating to: (a) any breach by BDE of this Agreement, (b) any BDE Services, BDE Content or other materials or services provided by BDE or its Third Party Providers to the extent not otherwise caused by Atrinsic or subject to indemnification by Atrinsic pursuant to Section 15.2 hereof, or (c) an allegation that the services or content provided by BDE to its customers violates any local, state, federal or foreign law, rule or regulation (each, a “BDE-Covered Claim”).  Atrinsic will provide BDE with written notice of the BDE-Covered Claim and permit BDE to control the defense, settlement, adjustment or compromise of the BDE-Covered Claim, and will cooperate and, at BDE’s expense and request, assist in the defense of the BDE-Covered Claim. Notwithstanding the foregoing, Atrinsic will have the right to employ separate counsel and participate in the defense of any BDE-Covered Claim, provided, however, that if such counsel is necessary because of a conflict of interest of either BDE or its counsel or because BDE does not assume control of the defense of a BDE-Covered Claim, as reasonably determined by Atrinsic, BDE will bear the expense of such counsel.

15.2  Atrinsic, at its own expense, will indemnify, defend, and hold BDE, its Affiliates, and their respective employees, officers, directors, representatives, and agents harmless from and against any claim, demand, suit, action or proceeding initiated by a Third Party to the extent not caused by BDE or subject to indemnification by BDE pursuant to Section 15.1 and arising out of or relating to: (a) any breach by Atrinsic of this Agreement, (b) an allegation that the delivery of the Atrinsic Services infringes or misappropriates any U.S. patent, U.S. copyright, U.S. trademark or any trade secret recognized as such under the U.S. Uniform Trade Secret Act, or (c) an allegation that the Atrinsic Services violates any local, state, federal or foreign law, rule or regulation (each, a “Atrinsic-Covered Claim”). BDE will provide Atrinsic with written notice of the Atrinsic-Covered Claim, permit Atrinsic to control the defense, settlement, adjustment, or compromise of the Atrinsic-Covered Claim, and will cooperate and, at Atrinsic’s expense and request, assist in the defense of the Atrinsic-Covered Claim. If the Atrinsic Services become, or in Atrinsic’s opinion are likely to become, the subject of an infringement claim, Atrinsic may, at its sole option and expense, either (i) procure for BDE the right to continue using the Atrinsic Services, (ii) replace or modify the Atrinsic Services so that they become non-infringing, or if Atrinsic reasonably determines that neither of the foregoing options commercially feasible, Atrinsic may (iii) terminate this Agreement without any further obligation or liability to BDE.  THIS SECTION STATES ATRINSIC’S ENTIRE LIABILITY AND BDE’S SOLE AND EXCLUSIVE REMEDY FOR INFRINGEMENT CLAIMS AND ACTIONS.

16	Miscellaneous

16.1
Force Majeure. Except for obligations of payment, either Party’s performance of any part of this Agreement shall be excused to the extent that it is hindered, delayed or otherwise made impractical by the acts or omissions of the other Party or any network operator, flood, fire, earthquake, strike, stoppage of work, or riot, failure or diminishment of power or of telecommunications or data networks or services not under the control of a Party, governmental or military acts or orders or restrictions, terrorist attack; or any other cause (whether similar or dissimilar to those listed) beyond the reasonable control of that Party and not caused by the negligence of the non-performing Party (collectively referred to as “Force Majeure” below.  If any Force Majeure condition(s) occur(s), the non-performing Party shall make reasonable efforts to notify the other Party of the nature of any such condition and the extent of the delay, and shall make reasonable, good faith efforts to resume performance as soon as practicable.

16.2
No Waivers. No waiver of any provision of this Agreement by either Party shall be effective unless made in writing. Any waiver made by such Party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for the future, or any subsequent breach thereof. The waiver of either Party of any default or breach of this Agreement shall not constitute a waiver or any other or subsequent default or breach.

16.3
Notices.  All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date of delivery, if notice is sent by a nationally recognized overnight express courier with tracking capabilities, (iv) by fax upon written confirmation with a confirmation copy sent by mail, or (v) on the day of transmission if by email delivery.  Such notices shall be given to the Parties at the address set forth above with a confirmation copy sent by mail.  Any Party may, at any time by giving five (5) days’ prior written notice to the other Party, designate any other address in substitution of the foregoing address to which such notice will be given.

16.4
Severability. If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

16.5
Relationship of the Parties. The relationship of the Parties established by this Agreement is that of independent contractors, and this Agreement does not create an agency, employment, partnership or joint venture relationship between the Parties.  Each Party acknowledges and agrees that the business relationship and activities contemplated by this Agreement are non-exclusive and that nothing in this Agreement prohibits either Party from participating with Third Parties in similar business arrangements as those described herein.

16.6	Dispute Resolution. The Parties agree to attempt to resolve any disputes arising out of this Agreement pursuant to the terms of this Section.

16.6.1	Management Resolution. Any dispute arising under this Agreement shall first be referred to BDE’s President and Atrinsic’s CEO (“Management Resolution”) for resolution.

16.6.2
Mediation. In the event the attempt at Management Resolution fails to resolve the dispute within thirty (30) days of either Party providing written notice to the other Party of the commencement of the Management Resolution process, either Party may refer the dispute to non-binding mediation (“Mediation”) for resolution. The Mediation shall be held at a mutually agreed to location and at a mutually agreed to time before a mutually agreed to certified mediator.

16.6.3
Arbitration.  In the event the attempt at Mediation fails to resolve the dispute within thirty (30) days of either Party providing written notice to the other Party requesting Mediation to resolve the applicable dispute, either Party may refer the dispute to binding arbitration in Los Angeles, California (“Arbitration”) for final resolution administered by the American Arbitration Association under its Commercial Arbitration Rules.

16.7
Governing Law; Venue; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflicts of law provisions thereof.  For any action to compel arbitration or enforce an arbitration award or seek injunctive relief pursuant to this Agreement, the Parties hereby expressly consent to the jurisdiction and venue of the state and/or federal courts located in Los Angeles County, California and BDE hereby expressly waives any objection to such venue based upon forum non-conveniens or otherwise.

16.8
Attorneys’ Fees and Costs. In the event of any arbitration, action to compel arbitration or enforce an arbitration award or seek injunctive relief pursuant to this Agreement, the prevailing Party in such action shall be entitled to an award of their reasonable attorneys’ fees and costs through arbitration, trial and all levels of appeal.

16.9
Entire Agreement. This Agreement constitutes the complete and exclusive statement of agreement among the Parties with respect to the subject matter in this Agreement and replaces and supersedes all prior and contemporaneous agreements, understandings and statements by and between the Parties. No representation, statement, condition or warranty not contained in this Agreement will be binding on the Parties or have any force or effect whatsoever.

16.10	Amendments. Except as otherwise provided herein, no amendment, modification or change to this Agreement shall be effective unless it is in writing and signed by both Parties

16.11
Counterparts. This Agreement may be signed and executed in one (1) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one Agreement.  A facsimile signature shall be deemed an original for purposes of evidencing execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned Parties has caused its duly authorized representative to execute this Agreement as of the Effective Date.

BDE:

Brilliant Digital Entertainment, Inc.

By:
Name:
Title:

ATRINSIC
Atrinsic, Inc., a Delaware corporation

By:
Name:
Title: